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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") originally dated as of November 26, 2003, by and between NeighborCare, Inc. (formerly known as Genesis Health Ventures, Inc.), a Pennsylvania corporation (the "Company") with a place of business at 7 Lee Street, Baltimore, MD 21202 (the "Company"), and Robert A. Smith (the "Executive"), which shall be effective as of December 1, 2003 (the "Effective Date") is amended and restated as of December 9, 2003.

                                   WITNESSETH

         WHEREAS, the Company desires to employ the Executive as an employee of the Company, and the Executive desires to provide services to the Company, all upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive currently is employed by the Company pursuant to an employment agreement dated July 1, 2001 ("Current Employment Agreement") amended October 2, 2001; and

         WHEREAS, the Company is contemplating a spin-off (the "Spin-Off") of Genesis HealthCare Corporation; and

         WHEREAS, the consummation of the Spin-Off and potential changes to the Executive's employment may trigger the right of the Executive under Section 5 of the Current Employment Agreement to a lump-sum payment equal to two times the sum of the Executive's Average Base Salary (as defined in the Current Employment Agreement) plus the Executive's Average Assumed Cash Incentive Compensation (as defined in the Current Employment Agreement); and

         WHEREAS, in consideration of the cash payments and the award of stock options and/or restricted stock as set forth in the proposal letter dated November 20, 2003 and which is attached hereto as Exhibit A (which the Executive acknowledges is good and valuable consideration), the Executive, after due consideration, has agreed to waive any rights the Executive may have under the Current Employment Agreement; and

         WHEREAS, upon due consideration, the Executive acknowledges that the consideration set forth herein is reasonable and adequate, including the terms of employment and covenants contained herein; and

         WHEREAS, it is the intent of the parties that upon the Effective Date the Current Employment Agreement shall be superseded by this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Offer and Acceptance of Employment. The Company hereby agrees to employ the Executive as Chief Operating Officer of its NeighborCare Division, and Executive's principal place of business shall be located at the Company's headquarters currently located in Baltimore, Md.. The Executive accepts such employment and agrees to perform the customary responsibilities of such position during the term of this Agreement. The Executive will perform such other duties as may from time to time be reasonably assigned to the Executive by the Board of Directors of the Company (the "Board") or the Company's Chief Executive Officer, provided such duties are consistent with and do not interfere with the performance of the duties described herein and are of a type customarily performed by persons of similar titles with similar corporations. Nothing in this Agreement shall preclude the Executive from serving as a director, trustee, officer of, or partner in, any other firm, trust, corporation or partnership, as long as such activities do not interfere with the Executive's performance of the Executive's duties hereunder or violate the terms of Section 8 hereof, and so long as the Executive has received written approval by the Chief Executive Officer of the Company. Furthermore, nothing in this Agreement shall preclude the Executive from pursuing personal investments, as long as such activities do not interfere with the Executive's performance of the Executive's duties hereunder or violate the terms of Section 8 hereof.

2. Period of Employment.

         (a) Period of Employment. The period of the Executive's employment under this Agreement shall commence on the Effective Date and shall, unless sooner terminated pursuant to Section 4, terminate on the second anniversary of the Effective Date (such period, as extended from time to time, herein referred to as the "Term"). Subject to Section 2(b), and if the Term has not been terminated pursuant to Section 4, on such second anniversary, and on each anniversary of such date thereafter (each such anniversary, an "Automatic Extension Date"), the Term shall be extended for an additional period of one year.

         (b) Termination of Automatic Extension by Notice. The Company or the Executive may elect to terminate the automatic extension of the Term set forth in Section 2(a) ("Automatic Extension") by giving written notice of such election. Any notice given hereunder must be given at least 60 days prior to the applicable Automatic Extension Date.

3. Compensation and Benefits.

         (a) Base Salary. As long as the Executive remains an employee of the Company, the Executive will be paid an annual base salary of $350,000 which shall continue at this rate, subject to adjustment as hereinafter provided. The Executive's annual base salary shall be reviewed periodically and the Company may increase such annual base salary, by an amount, if any, it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. The Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described below, is referred to herein as "Base Salary". The Executive's Base Salary, as in effect from time to time, may not be reduced by the Company without the Executive's consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent the Executive elects to defer or reduce such salary under the terms of any deferred compensation or savings plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay the Executive the portion of the Executive's Base Salary not deferred in accordance with its customary periodic payroll practices.

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

         (b) Incentive Compensation. The Executive shall be eligible to participate in stock option, incentive compensation and other plans at a level consistent with the Executive's position with the Company and the Company's then current policies and practices.

         (c) Stock Options/Restricted Stock. The Company shall, subject to approval by the compensation committee of the Board, pursuant to the terms of its stock option plan or any similar plan, grant to the Executive the stock options and/or restricted stock set forth in Exhibit A. The exercise price of the shares subject to the stock options shall be established by the compensation committee of the Board at the time of the grant and shall be equal to the fair market value of the Company Stock (as determined under the Company stock option plan or similar plan) on the effective date of grant. The Options shall vest over a three year period with the exact frequency of the vesting to be set by the Compensation Committee of the Board. The Executive must be employed with the Company on each vesting date in order for those stock options which vest on those respective option dates to vest except as provided in Section 5(c). The stock options shall have a ten (10) year term subject to earlier termination of such options on account of the Executive's termination of employment for any reason, at which point the exercisability of the vested options will be, except as provided in Section 5(c), as set forth in the applicable plan or agreement. Any restricted stock granted will be in accordance with the terms of the Company's restricted stock plan, when adopted, and the terms for Executive shall be the same as the terms for other executives with similar levels of responsibility as determined by the board of directors.

         (d) Benefits, Perquisites and Expenses.

                  (i) Benefits. During the Term, the Executive shall be eligible to participate in (1) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (2) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that the Executive is eligible to participate in any such plan under the generally applicable provisions thereof. With respect to the pension or retirement benefits payable to the Executive, the Executive's service credited for purposes of determining the Executive's benefits and vesting shall be determined in accordance with the terms of the applicable plan or program. Nothing in this
Section 3(d), in and of itself, shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangement.

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                  (ii) Vacation. During the Term, the Executive shall be
entitled to the number of paid vacation days in each anniversary year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any anniversary year. The Executive shall also be entitled to all paid holidays given by the Company to its senior officers. Vacation days which are not used during any calendar year may not be accrued, nor shall the Executive be entitled to compensation for unused vacation days, during the Term or upon termination of employment.

                  (iii) Executive Benefits. During the Term, the Executive shall be entitled to receive such perquisites (e.g., fringe benefits), plans and other benefits as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

                  (iv) Business Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred or paid by the Executive in the performance of the Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company.

4. Employment Termination.

         The Term of employment under this Agreement may be earlier terminated only as follows:

         (a) Cause. The Company shall have the right to terminate the Executive's employment for Cause. For purposes hereof, a termination by the Company for "Cause" shall mean termination by action of a majority of the non-management membership of the Board at a meeting duly called and held upon at least fifteen (15) days prior written notice to the Executive specifying the particulars of the action or inaction alleged to constitute "Cause" because of
(i) the Executive's conviction of, or plea of guilty or nolo contendere to, (A) any felony (whether or not involving the Company or any of its subsidiaries) or
(B) any other crime involving moral turpitude which subjects, or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment, (ii) habitual intoxication, the use of illegal drugs, or the abuse of chemical substances by the Executive, (iii) fraud or other willful misconduct by the Executive in respect of the Executive's obligations under this Agreement, (iv) willful and continued failure of the Executive to perform substantially the Executive's duties (as contemplated by Section 1 of this Agreement) with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's delivery of a Notice of Termination (as defined in Section 4(f)) for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executives duties, (v) the willful engaging by the Executive in gross misconduct or a material violation of the Company's code of conduct or corporate policies, or (vi) willful refusal or continuing failure to attempt, without proper cause and, other than by reason of illness, to follow the lawful directions of the Board following thirty days prior written notice to the Executive of the Executive's refusal to perform, or failure to attempt to perform such duties and which during such thirty day period such refusal or failure to attempt is not cured by the Executive. "Cause" shall not include a bona fide disagreement over a corporate policy, so long as the Executive does not willfully violate specific written directions from the Board, which directions are consistent with the provisions of this Agreement. Action or inaction by the Executive shall not be considered "willful" unless done or omitted by the Executive intentionally and without the Executive's reasonable belief that the Executive's action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

         (b) Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may, at any time after at least thirty (30) days prior written notice in accordance with Section 4(f) hereof to the Executive, terminate the Executive's employment hereunder without Cause.

         (c) Death or Disability. If the Executive dies, the Executive's employment shall terminate as of the date of death. If the Executive develops a disability, the Company may terminate the Executive's employment for Disability. As used in this Agreement, the term "Disability" shall mean incapacity due to physical or mental illness which has caused the Executive to be unable to substantially perform the essential functions of the Executive's duties with or without a reasonable accommodation with the Company on a full time basis for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating more than six (6) months in any twelve (12) month period. During any period of Disability, the Executive agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

         (d) Good Reason. The Executive may terminate the Executive's employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following, without the Executive's written consent, provided, that (x) the Executive shall provide the Company with written notice thereof within thirty (30) days after the Executive has knowledge of the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the date of delivery of the notice referred to in clause
(x) above, and (z) the Executive resigns his employment for Good Reason within ninety (90) days after the date of delivery of the notice referred to in (x) above:

                  (i) a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

                  (ii) any material failure by the Company to comply with any of the material provisions of this Agreement including the failure by the Company to award the stock options set forth in Section 3(c);



                                       5
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                  (iii) the Company's termination of the Automatic Extension pursuant to Section 2(b) of this Agreement;

                  (iv) following a Change of Control, the assignment to the Executive by the Company of any duties that constitute a material reduction in the Executive's status with the Company or a substantial reduction in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change of Control, or a reduction in the Executive's titles or offices as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions, except in connection with the termination of the Executive's employment for Disability or Cause or as a result of the Executive's death or by the Executive other than for Good Reason; and

                  (v) following a Change of Control, any relocation of the Executive's principal place of employment to a location more than forty-five
(45) miles beyond the location at which the Executive was employed immediately prior to the Change of Control.

         (e) Executive's Voluntary Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive may, at any time after at least sixty (60) days but no more than ninety (90) days prior written notice in accordance with Section 4(f) hereof to the Company, terminate voluntarily the Executive's employment hereunder.

         (f) Notice of Termination. Any termination, except for death, pursuant to this Section 4 shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (g) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period), (ii) if the Executive's employment is terminated due to the Executive's death, on the date of death; (iii) if the Executive's employment is terminated due to the Executive's voluntary resignation pursuant to Section 4(e), the date specified in the notice (which shall not be less than sixty (60) days nor more than ninety (90) days from the date such Notice of Termination is given); or (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given).

         (h) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that the Executive holds or has ever held with the Company and any other affiliate of the Company (and with any other entities with respect to which the Company has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

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5. Payments upon Termination.

         (a) Termination Due to Death or Disability. Upon the Executive's death or the termination of the Executive's employment by reason of the Disability of the Executive, to the extent not theretofore paid or provided, (i) the Company shall pay to the Executive's estate or the Executive, as applicable, within thirty (30) days after the Date of Termination (1) the Executive's full Base Salary and other accrued benefits earned up to the last day of the month of the Executive's death or termination of employment by reason of the Executive's Disability, (2) all deferred compensation of any kind, including, without limitation, any amounts earned under any bonus plan, and (3) if any bonus, under any bonus plan of the Company, shall be payable in respect of the year in which the Executive's death or termination of employment by reason of the Executive's Disability occurs, such bonus(es) prorated up to the last day of the month of the Executive's death or termination of employment by reason of the Executive's Disability and (ii) all restricted stock, stock option and performance share awards made to the Executive and outstanding as of the Date of Termination shall automatically become fully vested as of the Date of Termination.

         (b) Termination for Cause. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive, within thirty (30) days after the Date of Termination: the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. The Company shall have no further obligations to the Executive under this Agreement.

         (c) Termination by the Executive for Good Reason or by the Company for Reasons other than for Cause, Disability or Death.

                  (i) In the event that after December 31, 2004, (1) the Company terminates the Executive's employment during the Term other than for Cause, death or Disability or (2) the Executive resigns during the Term for Good Reason, then the Executive shall receive:

                      Benefit Continuation;
                      Pro Rata Bonus;
                      Severance Benefit; and
                      Full Equity Vesting.

                 (ii) In the event that before January 1, 2005, (1) the Company terminates the Executive's employment during the Term other than for Cause, death or Disability or the Executive resigns for Good Reason for the limited reasons defined in Section 4 (d)(i), 4 (d)(ii) or 4 (d)(iii), then the Executive shall receive:

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

                      Benefit Continuation;
                      Pro Rata Bonus;
                      Severance Benefit; and
                      Two Quarter Equity Vesting.

                (iii) In the event that before January 1, 2005, the Executive resigns for Good Reason for the limited reasons defined in Section 4 (d) (iv) or 4 (d) (v) (Change of Control provisions), then the Executive shall receive:

                      Benefit Continuation;
                      Pro Rata Bonus;
                      Severance Benefit; and
                      Full Equity Vesting.

         As used in this section,

         "Benefit Continuation" means that the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period equal to the greater of (x) the remaining period of the then current Term without giving effect to such termination or (y) two (2) years, all employee insurance benefit plans and programs to which the Executive was entitled prior to the Date of Termination (including, without limitation, the health, dental, vision, life and other voluntary insurance programs, but specifically excluding any company paid disability plan or program provided by the Company) if the Executive's continued participation is permissible under the general terms and provisions of such plans and programs and the Executive continues to pay all applicable premiums. In the event that the Executive's participation in any health, medical or life insurance plan or program is barred, the Company shall obtain and pay for, on the Executive's behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, and life insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the Date of Termination.

         "Executive's Average Base Salary" means the Executive's Base Salary for the most recent two years (including the year in which the Date of Termination occurs) divided by two.

         "Executive's Average Assumed Cash Incentive Compensation" means all annual bonuses earned under the Company's annual incentive compensation plan (which is intended to be a cash plan as of the Effective Date) in consideration of services for the two (2) most recent completed fiscal years prior to the Date of Termination, divided by two (2), or the average annual bonuses earned in such shorter number of fiscal years during which an annual bonus incentive plan existed or the Executive was employed.

         "Full Equity Vesting" means that the previously granted and outstanding stock options and restricted stock shall fully and immediately vest and, in the case of stock options, shall remain exercisable for a period of at least ninety
(90) days following the Date of Termination (or, if sooner, the end of the scheduled award term).

         "Pro Rata Bonus" means a pro rata bonus for the portion of the year in which the date of termination occurs preceding the date of termination based upon the amount that would have been earned based on the Company's actual performance for the portion of the year ending on the date of termination, using performance goals that are pro-rated to reflect the portion of the year prior to the date of termination (which amount will be paid as soon as practicable following the date of termination).

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          "Severance Benefit" means a lump-sum cash payment to the Executive, within thirty (30) days after the Date of Termination, equal to the sum of (x) the Executive's Average Base Salary (as defined below) and (y) the Executive's Average Assumed Cash Incentive Compensation (as defined below).

         "Two Quarter Equity Vesting" means that the number of option shares, restricted stock, and similar equity rights previously granted and outstanding that would have vested on the first day of each of the next two calendar quarters following the date of such termination, had the Executive's employment with the Company not been terminated, shall immediately vest and, in the case of stock options, shall remain exercisable for a period of at least ninety (90) days following the Date of Termination (or, if sooner, the end of the scheduled award term).

                  (iv) The payments under this Section are subject to, and conditional upon, the Executive executing and not revoking a general release of all statutory and common law claims relating to employment and termination from employment in a form provided by the Company.

                  (v) The Executive recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation, incentive compensation payments, costs, attorneys fees or other damages whatsoever arising from termination of the Executive's employment, above and beyond those specifically provided for herein. Notwithstanding anything herein to the contrary, the Executive shall maintain his/her rights under any Company sponsored qualified or nonqualified retirement plan.

6. Change of Control.

         For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 6(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 6(c)(i), 6(c)(ii) and 6(c)(iii), (v) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities, (vi) any acquisition by Goldman Sachs Capital Partners or Highland Capital, (vii) any acquisition by the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive) or (viii) a beneficial owner of less than forty percent (40%) of the Outstanding Company Voting Securities that becomes a beneficial owner of forty percent (40%) or more of the Outstanding Company Voting Securities solely by reason of redemption or repurchase of such securities by the Company so long as such beneficial owner takes immediate action to reduce its beneficial ownership of Company Voting Securities below forty percent (40%);

                  (b) Any time at which individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; provided, further, that any individual becoming a director subsequent to the date hereof who was elected by, or on the recommendation of any person described in clause (vi) of Section 6(a) above pursuant to contractual rights as of the Effective Date with respect to Outstanding Company Voting Securities owned by such person shall be treated as a member of the Incumbent Board;

                  (c) Consummation of a merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; provided, however, that a spinoff of subsidiaries or divisions of the Company to an entity which is owned by the shareholders of the Company in substantially the same proportion as their ownership of the Company shall not constitute a Change of Control; or

                  (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

7 Certain Tax Matters.

         (d) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive's termination of employment.

         (e) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made, to the extent permitted by applicable law, by the Company's auditors as of immediately prior to the Change of Control, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (g) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive's behalf pursuant to
Section 7(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive's behalf pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (h) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

         (i) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

                  "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

8. Executive's Covenants.

         (a) Nondisclosure. At all times during and after the Term, the Executive shall keep confidential and shall not, except with the Company's express prior written consent, or except in the proper course of the Executive's employment with the Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for the Executive's own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired concerning the conduct and details of the Company's business, including without limitation, names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this
Section 8, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of the Executive.

         (b) Non-Competition. During the Term hereof and for a period of two (2) years following the Executive's termination of employment for any reason, the Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any Person:

                  (i) Solicit any Person with whom Executive had substantial contact or about whom Executive acquired confidential information during Executive's employment with the Company in any manner which interferes or might interfere with such Person's relationship with the Company, or in an effort to obtain such Person as a customer, supplier, salesman, agent, or representative of any business in competition with the Company.

                  (ii) Solicit the employment of or hire, whether as an employee, officer, director, agent, consultant or independent contractor, any person who is, or was at any time during the twelve (12) month period preceding the termination of the Executive's employment through the expiration of this covenant, an employee, consultant, officer or director of the Company or any of its subsidiaries and affiliates (except for such employment by the Company or any of its subsidiaries and affiliates);

                  (iii) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent (1%) of the stock of a corporation whose shares are publicly traded), management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person in any business in competition with the Company anywhere in the United States or act or conduct himself in any manner which the Executive would have reason to believe inimical or contrary to the best interests of the Company. Executive acknowledges that this nationwide restriction is reasonable and necessary because Executive's responsibilities include strategies for geographic expansion throughout the United States. Executive acknowledges that the provisions contained in this section will not impair Executive's ability to earn a livelihood because Executive has the ability to engage in other professional activities that will not breach these provisions.

         (c) Enforcement. The Executive acknowledges that any breach by the Executive of any of the covenants and agreements of this Section 8 ("Covenants") will result in irreparable injury to the Company for which money damages could not adequately compensate the Company, and therefore, in the event of any such breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Executive and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which the Executive or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.

         (d) Consideration. The Executive expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and, without the agreement of the Executive to be bound by the Covenants, the Company would not have agreed to enter into this Agreement.

         (e) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

9. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

         The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The amounts payable to the Executive under Section 5 hereof shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of the Executive's employment in the circumstances contemplated by this Agreement.

10. Miscellaneous.

         (a) Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized express courier service, postage or delivery changes prepaid, with receipt, or (iv) delivered by telecopy (with receipt, and with original delivered in accordance with any of (i), (ii) or (iii) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.

                           If to the Company, to:

                           NeighborCare, Inc.
                           Seven East Lee Street
                           Baltimore, MD 21202

                           Attention: Chairman and Chief Executive Officer

                           with a copy at the same address:

                           Attention: General Counsel

                           If to the Executive, to:
                           Robert A. Smith
                           1718 Oakdale Drive
                           Cooksville, Md. 21723

         (b) Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof.

         (c) Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation any waiver, consent or approval, shall be effective unless approved by a majority of the Board.

         (d) Termination of Prior Employment Agreements. All prior employment agreements between the Executive and the Company and/or any of its affiliates (and any of their predecessors) are hereby terminated as of the Effective Date, including without limitation the Current Employment Agreement, and the Executive shall not be entitled to any payments or benefits under the Current Employment Agreement as of and following the Effective Date.

         (e) Assignability and Binding Effect. This Agreement (including the covenants set forth in Section 8) shall inure to the benefit of and shall be binding upon the Company and its successors (including successors to all or substantially all of the Company's assets) and permitted assigns and upon the Executive and the Executive's heirs, executors, legal representatives, successors and permitted assigns. This Agreement, including but not limited to the covenants contained in Section 8 above, may be assigned or otherwise transferred by the Company to any of its subsidiaries or other affiliates and by such transferees to its subsidiaries or other affiliates, provided that, in any assignment or transfer the assignee or transferee agrees to be bound by the terms and conditions hereof. Upon assignment or transfer, the "Company" herein shall mean the buyer, assignee or transferee of this Agreement. This Agreement may not, however, be assigned by the Executive to a third party, nor may the Executive delegate his duties under this Agreement.

         (f) Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         (h) Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

         (i) References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         (j) Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Maryland applicable to agreements made and to be performed entirely therein.

         (k) Settlement of Disputes. Except with respect to injunctive relief under Section 8 or otherwise, the Executive and the Company will attempt in good faith to resolve any and all controversies, claims, and disputes of every kind and nature, including both common law and statutory, between the parties to this Agreement, arising out of or in connection with the Executive's employment relationship, terms and conditions of employment, or separation of employment with the Company for whatever reason, (including without limitation, any such claim, dispute or controversy arising under any federal, state or local law, statute, regulation or ordinance or arising under the Company's employee benefit plans, policies or programs), including the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination of this Agreement (each, a "Dispute") promptly by discussions between the parties to this Agreement. If the Dispute cannot be resolved through such discussions, the Dispute shall be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes ("the Rules") of the American Arbitration Association ("AAA") then in effect, except as otherwise agreed to herein. The time limitation for submitting a Dispute to arbitration pursuant to this Agreement is sixty (60) days from the date of the occurrence giving rise to the Dispute, unless the Dispute is based on statutory rights, in which case the applicable statute of limitations governs the time period in which a Dispute must be submitted to arbitration. By submitting a Dispute to arbitration pursuant to this Agreement, the Executive and the Company acknowledge and agree to waive their respective rights to seek relief in a judicial forum and before a jury. The arbitration shall be conducted by a single arbitrator, selected by alternately striking from a list of five (5) arbitrators supplied by the AAA. The arbitrator's fees shall be borne by the Company. The Executive and the Company are separately responsible for their costs, transcript fees, expenses, witness fees, attorney's fees and other costs associated with the arbitration. The parties agree that any arbitration conducted pursuant to this section shall be held in the county in which the Company's corporate headquarters is located (or at such other location as shall be mutually agreed to by the parties). The decision of the arbitrator shall be final and binding upon the parties. In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the Dispute were being brought in a judicial forum, including all statute of limitations and defenses. Discovery shall be allowed pursuant to the Rules then in effect as the arbitrator determines appropriate under the circumstances. The arbitrator may grant injunctions or provide other relief available in a court of law or equity. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or the Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. Nothing herein shall preclude the Company from seeking, in any court of competent jurisdiction in Pennsylvania, damages, specific performance, or other equitable or legal remedies in the case of any breach or threatened breach by the Executive of this Agreement. The arbitrator shall be required to apply the contractual provisions hereof or the Company's policies and procedures in deciding any matter submitted to him and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement or the Company's intent as set forth in the Company's policies and procedures. Any of the parties, before or during the arbitration contemplated by this section, may apply to a court for a temporary restraining order or preliminary injunction or similar equitable relief to protect its interests pending completion of such arbitration proceedings and, in particular, to enforce the provisions of this section and to aid the arbitration contemplated thereby.

         (l) Approval and Authorizations. The execution and the implementation of the terms and conditions of this Agreement have been fully authorized by the Board.

         (m) Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         (n) Legal Expenses. In the event that the Executive institutes any legal action to enforce the Executive's rights under, or to recover damages for breach of this Agreement, the Executive, if the Executive is the prevailing party, shall be entitled to recover from the Company any reasonable expenses for attorney's fees and disbursements incurred by the Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.

                            COMPANY:

                            By:     /s/   John J. Arlotta
                                    ------------------------------------------
                            Name:   John J. Arlotta
                                    ------------------------------------------
                            Title:  Chairman, President and Chief Executive
                                    Officer
                                    ------------------------------------------


Witness:                    EXECUTIVE


                            By:     /s/  Robert A. Smith
                                    -----------------------------------------
/s/ Betty Phelps            Name:   Robert A. Smith
-----------------------             ------------------------------------------
                            Title:  Chief Operating Officer
                                    ------------------------------------------
                                    ------------------------------------------